Exhibit 21
Subsidiaries of the Company

SUBSIDIARIES OF A. SCHULMAN, INC.

Jurisdiction
Name	of Incorporation/Organization
A. Schulman Plastics, BVBA(11)	Belgium

N.V. A. Schulman, S.A.(3)	Belgium

A. Schulman, S.A.(3)	France

A. Schulman Plastics, S.A.(3)	France

Diffusion Plastique(4)	France

A. Schulman GmbH(10)	Germany

A. Schulman, Inc., Limited(3)	United Kingdom

A. Schulman Canada Ltd.	Ontario, Canada

Master Grip, Inc.	Ohio

Gulf Coast Plastics, Inc.	Texas

A. Schulman AG(3)	Switzerland

ASI Investments Holding Co.	Delaware

ASI Akron Land Co.	Delaware

A. Schulman International, Inc.	Delaware

A. Schulman de Mexico, S.A. de C.V.(5)	Mexico

ASI Employment, S.A. de C.V.(5)	Mexico

AS Mex Hold, S.A. de C.V.(6)	Mexico

Texas Polymer Services, Inc.	Ohio

A. Schulman Polska Sp. z o.o.(7)	Poland

A. Schulman Plastics SpA(3)	Italy

A. Schulman International Services N.V.(2)	Belgium

A. Schulman Hungary Kft.(7)	Hungary

PT A. Schulman Plastics, Indonesia(8)	Indonesia

The Sunprene Company(9)	Ohio

A. Schulman Plastics S.L.(1)	Spain

A. Schulman Europe GmbH(3)	Germany

A. Schulman Plastics (Dongguan) Ltd.(1)	China

A. Schulman Italia S.p.A.(3)	Italy

A. Schulman S.ár.l et Cie SCS(12)	Luxembourg

A. Schulman S.ár.l	Luxembourg

A. Schulman Holdings S.ár.l(13)	Luxembourg

A. Schulman Invision, Inc.	Delaware

(1)	Owned by A. Schulman Europe GmbH

(2)	Owned by N.V.A. Schulman, S.A.

(3)	Owned by A. Schulman Plastics, BVBA

(4)	Owned by A. Schulman, S.A.

(5)	Owned by AS MexHold, S.A. de C.V.

(6)	Owned by A. Schulman International, Inc.

(7)	Owned by A. Schulman GmbH

(8)	65% owned (in joint venture) by A. Schulman International, Inc.

(9)	70% owned (in partnership) by ASI Investments Holding Co.

(10)	Owned 90% by A. Schulman Europe GmhH and 10% by A. Schulman, Inc.

(11)	Owned by A. Schulman Holdings S.ár.l

(12)	99% owned by A. Schulman, Inc. and 1% owned by A. Schulman S.ár.l

(13)	Owned by A. Schulman S.ár.l et cie SCS